Exhibit 23(iii)

Moog Inc.
6860 Seneca Street
Elma, N.Y. 14059

USA

December 6, 2004

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Moog Inc.:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 and Form S-8 (Nos. 33-20069, 33-33958, 33-62968, 33-57131, 333-73439, 333-85657, 333-107586, 333-111107 and 333-113698) of Moog Inc. of our report dated November 6, 2002, based on our audit of the consolidated balance sheet of Moog GmbH (a wholly-owned subsidiary of Moog Inc.) and subsidiaries as of September 30, 2002 and the related consolidated statements of earnings, shareholders' equity, and cash flows for the year ended September 30, 2002, which report appears in the September 25, 2004 annual report on Form 10-K of Moog Inc.

/s/ PriceWaterhouseCoopers
GmbH
Wirtschaftsprufungsgesellschaft

KPMG 12 Fountain Plaza Suite 601 Buffalo, NY 14202
USA	November 6, 2002

Report of Independent Registered Public Accounting Firm

The Board of Directors:
Moog Inc.:

We have audited the consolidated balance sheet of Moog GmbH (a wholly-owned subsidiary of Moog Inc.) expressed in Euro and subsidiaries as of September 30, 2002 and the related consolidated statement of earnings, shareholders' equity and cash flow initialed by us for identification purposes for the year ended September 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The forms have been prepared under the standard format specified by Moog Inc. They are to be used for consolidation purposes only and not to report on Moog GmbH as a separate entity.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Moog GmbH and subsidiaries as of September 30, 2002, and the results of their operations and cash flows for the years ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

Our audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The supplemental information in the reporting package and the hyperion submission are presented for purposes of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

/s/ PriceWaterhouseCoopers
GmbH
Wirtschaftsprufungsgesellschaft